Exhibit 19

Insider Trading Policy

This Insider Trading Policy (this “Policy”) provides standards with respect to transactions in the securities of TrustCo Bank Corp NY, a New York corporation (the “Company”), and the handling of confidential information about the Company and companies with which the Company does business.  The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (a) trading in the securities of that company, and (b) disclosing such information to other persons (“tipping”).

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and federal prosecutors and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and their “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors has adopted this Insider Trading Policy both to satisfy its obligation to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called “insiders”).

Overview and Applicability

(a)          This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options, warrants and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities, including employee stock options and exchange traded options, relating to any of the Company’s securities, whether or not issued by the Company. However, the term “security” does not include ownership interests in mutual funds, exchange-traded funds, hedge funds or similar fund-like vehicles in which the holder of the interest has no ability, directly or indirectly, to direct or influence the purchase or sale of the fund’s securities.

The terms “trading” and “transaction” with respect to securities include, among other things:

(i)          Purchases and sales of securities in public markets;

(ii)         Sales of securities obtained through the exercise of employee stock options, including cashless exercises;

(iii)        Hedging transactions, including transactions involving prepaid variable forward contracts, equity swaps, collars and exchange funds;

(iv)        Pledging transactions, including using securities to secure a loan; and

(v)         Short sales of securities.

(b)          This Policy is divided into two parts: the first part prohibits trading in certain circumstances, and it applies to all directors, officers and employees of the Company and its subsidiaries (including but not limited to Trustco Bank), (collectively, “Company Personnel”) and to Family Members and affiliated entities of Company Personnel as described below. The second part imposes special additional trading restrictions, and it applies to all (i) directors of the Company, (ii) executive officers of the Company and its subsidiaries, (iii) such other Company employees who, due to their job responsibilities, are advised in writing that such employee is subject to this Policy, (iv) the other persons listed on Appendix “A” annexed hereto (which is maintained by the Company), and (v) Family Members and affiliated entities of persons referred to in (i), (ii), (iii) and (iv) as described below (collectively, “Covered Persons”).

Part I and Part II of this Policy apply to:

(i)          Individuals (including but not limited to Family Members of Company Personnel) who reside with Company Personnel;

(ii)        Family Members of Company Personnel who do not reside with such Company Personnel, but whose transactions in Company securities are (i) directed by such Company Personnel and/or (ii) subject to the influence or control of such Company Personnel (such as parents or children who consult with Company Personnel before they trade in Company securities); and

(iii)        As to each of the above persons, entities over which any such person above has influence or control (such as corporations, partnerships or trusts).

For purposes of this Policy, “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

(c)        One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person, while in possession of material non-public information obtained through involvement with the Company, purchases, sells, gives away or otherwise trades the Company’s securities or provides that “material”, “non-public information” to others outside the Company who trade in the securities or who further pass along such information to others who then trade in the securities. The terms “material” and “non-public information” are defined in this Policy under Part I, Section 2 below. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person including any director, officer or employee who buys or sells securities while in possession of material non-public information that he or she obtained about the Company and any other company through their work for the Company, such as its competitors, customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

(d)         Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

(e)          This Policy continues to apply after employment with the Company terminates or services cease to be provided to the Company until such time as Company Personnel are no longer aware of material non-public information and any applicable blackout period has expired.

PART I – Executive Officers, Directors and Employees, and Their Family Members and Affiliated Entities

1.	General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information, and No Disclosing Material Non-public Information

(a)        No Company Personnel may trade in any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 2(a) and (b) below.)

(b)         No Company Personnel who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends. Notwithstanding the foregoing, in the course of performing work for the Company, directors, officers and employees may communicate material non-public information (i) for legitimate business purposes to persons who owe a duty of trust or confidence to the Company (e.g., the Company’s attorneys, investment bankers or accountants) and (ii) for legitimate business purposes to persons who have expressly agreed with the Company in writing to keep the Company’s information confidential, and not to transact in Company securities on the basis of such information.

(c)        In addition, no Company Personnel may trade in any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No Company Personnel who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d)         Company Personnel must not trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that said person has reason to believe may be material and non-public without first consulting with, and obtaining the advance approval of, the Insider Trading Compliance Officer (which is defined in Part I, Section 2(c) below).

(e)          Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

(f)           The requirements set forth in paragraphs (a) through (e) above also apply to certain Family Members and affiliated entities of Company Personnel, as described above under “Overview and Applicability.”

2.	Definitions

(a)          Materiality. Insider trading restrictions in this Part I come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would consider important in deciding whether to buy, sell or hold a company’s securities.

Information dealing with the following subjects is reasonably likely to be found material in particular situations, but note that this list is non-exclusive and information dealing with other subjects may be material as well:

(i)          financial results;

(ii)         projected revenues, earnings, losses or other financial projections;

(iii)        earnings that are inconsistent with expectations or past performance or other significant changes in a company’s prospects;

(iv)        significant write-downs in assets, special or extraordinary charges against earnings or capital, or increases in reserves;

(v)         significant expansion or curtailment of operations;

(vi)        major changes in lines of business, including significant new services or products;

(vii)       initiation of, or developments regarding, significant litigation or government agency investigations;

(viii)      significant regulatory developments;

(ix)        liquidity problems;

(x)         major changes in directors or senior management;

(xi)        changes in control;

(xii)       matters relating to dividends, stock repurchases or stock splits;

(xiii)      extraordinary borrowings or other financial transactions, including defaults on any outstanding debt;

(xiv)    proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xv)       the entering into or terminating of any material contract or agreement or substantially changing a business relationship with any material business partner;

(xvi)      significant labor disputes or significant hiring freezes;

(xvii)     changes in the auditor or a significant notification from an auditor;

(xviii)    significant cybersecurity incidents or risks, including vulnerabilities and breaches;

(xix)      public or private sales of securities by the issuer of such securities; and

(xx)       bankruptcy, corporate restructuring or receivership.

Material information is not limited to historical facts, but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material.

(b)        Non-Public Information.  Insider trading prohibitions in this Part I come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of that information, for example:

(i)          By press release through a widely disseminated news or wire service;

(ii)         By public filing with the SEC;

(iii)        On a publicly-accessible conference call for which adequate notice to the public was given; and/or

(iv)       By another method reasonably expected to effect a broad and non-exclusionary distribution of information to the public, such as via posting on the Company’s website.

Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i)          undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(ii)         information that is in the possession of the Company or Company Personnel, or that has been entrusted to the Company on a confidential basis.

(c)          Insider Trading Compliance Officer. The Company hereby appoints the Corporate Secretary, and in his or her absence, the Chief Financial Officer, as the “Insider Trading Compliance Officer” for this Policy. The duties of the Insider Trading Compliance Officer include, but are not limited to, the following:

(i)          assisting with implementation of this Policy;

(ii)         ensuring that this Policy is made available to all employees and is amended as necessary to remain up-to-date with insider trading laws;

(iii)        pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv)        providing approval of any transactions under Part II, Section 4 below.

3.	Exceptions.

(a)         Option Exercise. The restrictions contained in Part I, Section 1 do not apply to the exercise of an employee stock option to acquire Company stock for cash where the stock acquired is held until any trading restriction under this Policy is lifted. The exception is not available, and the restrictions of this Policy apply to, option exercises involving a disposition of shares to any person other than the Company, including broker-assisted “cashless” option exercises.

(b)       Profit-Sharing/401 (k) Plan. The restrictions contained in Part I, Section 1 do not apply to automatic purchases of Company stock held in the TrustCo's Profit-Sharing/401(k) Plan resulting from periodic contribution of money to the plan pursuant to payroll deduction election or from Company contributions.  The restrictions do apply, however, to changes to investment elections or account allocation regarding the Company’s stock made under the plan, including (a) an election to increase or decrease the percentage of employee periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against the plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

(c)          Dividend Reinvestment Plan. The restrictions contained in Part I, Section 1 do not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from the automatic reinvestment of dividends paid on Company stock. The restrictions do apply, however, to voluntary purchases of Company stock resulting from additional voluntary contributions made to the plan and to a participant's election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to any sale of Company stock purchased pursuant to the plan.

(d)         Approved 10b5-1 Plan. The restrictions contained in Part I, Section 1 do not apply to trades made in accordance with an Approved 10b5-1 Plan (defined in Part II, Section 1(c) below).

4.	Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and the Company, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)          Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which could apply to the Company and/or management and supervisory personnel.

(b)          Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the Insider Trading Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II – Executive Officers, Directors and Other “Covered Persons”

1.	Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

(a)          Quarterly Blackout Periods. Covered Persons are permitted to trade the Company’s securities only during the period beginning at the later of the open of the market on the second trading day following the day on which the Company publicly releases its annual or quarterly financial results or the earnings call and ending on the 15th day of the third month of each fiscal quarter.

(b)        Special Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected, who must keep information about the special blackout period confidential.

(c)         Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i)         has been reviewed and approved by the Insider Trading Compliance Officer in advance of the Covered Person entering into such plan (or, if such Approved 10b5-1 Plan is being revised or amended, such revision or amendment has been reviewed and approved by the Insider Trading Compliance Officer in advance of the Covered Person revising or amending such plan);

(ii)         has been entered into by the Covered Person at least one month in advance of any trades thereunder (or, if revised or amended, such revision or amendment has been entered into at least one month in advance of any subsequent trades);

(iii)        was entered into in good faith by the Covered Person at a time when the Covered Person was (A) not in possession of material non-public information about the Company, and (B) not subject to a trading blackout; and

(iv)        either (A) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company when exercising such discretionary authority; or (B) explicitly specifies (i) the security or securities to be purchased or sold, the number of shares, and the prices and dates of the transactions, or (ii) the formula or algorithm, or computer program, for determining the terms of such transactions.

2.	Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on the day after the blackout period under Section 1(a) ends and ending on the day before the next blackout period under Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material non-public information concerning the Company must not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window for certain or all Covered Persons if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-clearance of Securities Transactions

(a)         Because Covered Persons may frequently possess material non-public information, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)         Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Insider Trading Compliance Officer (or, in the case of the Insider Trading Compliance Officer, from the Chief Financial Officer).

(c)         The Insider Trading Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will remain valid until the close of trading two business days following the day on which it was granted, unless a different period is specified in the pre-clearance permission. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. A response from the Insider Trading Compliance Officer that a pre-clearance request has been denied must be kept confidential. Pre-clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that the Covered Person should engage in the proposed transaction. Even if a proposed transaction receives pre-clearance, if the Covered Person becomes aware of material non-public information concerning the Company before the transaction is executed, the Covered Person must not complete the transaction.

(d)         Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan or for option exercises as described in Part I, Section 4 above.

(e)         All directors, executive officers and subsidiary executive officers are required to submit to the Insider Trading Compliance Officer a copy of any trade order or confirmation relating to the purchase or sale of Company securities within one business day of any such transaction, including but not limited to transactions pursuant to an Approved 10b5-1 Plan. This information is necessary to enable the Company to monitor trading by Covered Persons and ensure that trades are timely reported to the SEC under Section 16 of the Securities Exchange Act of 1934.

4.	Prohibited Transactions

(a)        Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)          A Covered Person is prohibited from engaging in the following transactions in the Company’s securities:

(i)         Short-term trading. Covered Persons who purchase or sell Company securities may not engage in an opposite-way transaction in any Company securities of the same class for at least six months after the purchase or sale;

(ii)         Short sales. Covered Persons may not sell the Company’s securities short;

(iii)        Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv)        Trading on margin or pledging. Covered Persons may not hold Company Securities in a margin account or pledge Company securities as collateral for a loan; and

(v)         Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities (including, but not limited to, prepaid variable forward contracts, equity swaps and collars).

5.	Acknowledgment and Certification

Directors are deemed to have acknowledged this Policy and its applicability to them by virtue of the Board’s approval hereof.  All other Covered Persons are required to sign the attached acknowledgment and certification.

[Acknowledgment Page Follows]

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands such Policy and has complied with and will continue to comply with such Policy.

Signature:

Printed Name:

Department or Title:

Date:

APPENDIX A
COVERED PERSONS
(PERSONS TO WHOM PART II OF THE INSIDER TRADING POLICY
IS APPLICABLE)
(As of June 18, 2024)

•	Directors of the Company or a subsidiary of the Company;
•	Named Executive Officers of the Company;
•	Executive Officers of the Company or a subsidiary of the Company;
•	Company Accounting Department Vice Presidents and Assistant Vice Presidents
•	Executive Assistants to Company President, Executive Vice Presidents and Chief Financial Officer
•	Assistant Corporate Secretaries of the Company
•	Such other Company employees who, due to their job responsibilities, have been advised in writing that such employee is subject to this Policy
•	As to each of the above persons, the following also are covered:
o	Entities over which any such person above has influence or control (such as corporations, partnerships or trusts)
o	Individuals (including but not limited to Family Members) who reside with any such person above
o
Family Members of any of such person above who do not reside with such person, but whose transactions in Company securities are (i) directed by such person and/or (ii) subject to the influence or control of such person (such as parents or children who consult with such person before they trade in Company securities)